Exhibit 10.2

Specific information contained in this agreement has been excluded due to its non-material nature and because such information is considered private or confidential. Upon the request by Commission or its staff, the Company will quickly provide an unredacted copy of this agreement, along with analyses supporting its decisions on materiality and confidentiality.

CLINICAL TRIAL AGREEMENT

PROTOCOL NUMBER: TQ-BA-2024-1 (NCT06207370)

PROTOCOL TITLE: “Double-blind Placebo-controlled Study to Assess the Safety and Efficacy of Oral Tafenoquine plus Standard of Care versus Placebo plus Standard of Care in Patients Hospitalized for Babesiosis”

YALE UNIVERSITY

25 Science Park – 3rd Floor

150 Munson Street

New Haven, CT 06511 (“INSTITUTION”)

and

60 Degrees Pharmaceuticals, Inc

1025 Connecticut Ave NW, Suite 1000

Washington DC, United States, 20036

(“SPONSOR”)

Table of Contents

Table of Contents

1. Performance of Study	3

2. Study Drug, Storage and Return, and Equipment	5

3. Payments	6

4. Term and Termination	7

5. Confidentiality	8

6. Publications	9

7. Intellectual Property	10

8. Warranty	10

9. Study Results, Records and Audits	12

10. Indemnification	13

11. Insurance	14

12. Miscellaneous	15

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This Clinical Trial Agreement (this “Agreement”) is effective as of July 15, 2024(the “Effective Date”) and sets forth certain agreements by and between 60 DEGREES PHARMACEUTICALS, INC , having its principal place of business at 1025 Connecticut Ave NW, Washington DC, 20036 (“Sponsor”), and YALE UNIVERSITY, a non profit corporation organized and existing under and by virtue of a special charter granted by the General Assembly of the Colony and State of Connecticut, with offices located at 25 Science Park – 3rd Floor, 150 Munson Street, New Haven, CT 06511 (hereinafter referred to as “Institution”). Subsequent reference to Institution hereinafter shall imply the inclusion of Staff (defined in Section 1.3). The persons executing this Agreement hereby represent that they are authorized to do so for and on behalf of the above-named companies and organizations.

WHEREAS, Sponsor and Institution are hereinafter referred to individually as “Party” and collectively as “Parties;”

WHEREAS, Sponsor is arranging to use Institution as a clinical trial site to clinically conduct the study pursuant to the Protocol (as defined in Article 1 below) (the “Study”);

WHEREAS, the Study contemplated by this Agreement is of mutual interest and benefit to Institution and Sponsor, and will further the instructional and research objectives of Institution in a manner consistent with its status as a nonprofit educational, research and health care institution;

WHEREAS, Institution will enroll subjects, collect clinical trial data and execute specific clinical trial activities required by the Study; and

WHEREAS, Sponsor has contracted with Fast Track Drugs and Biologics LLC., a Maryland corporation with offices located at 20010 Fisher Avenue Suite G, Poolesville, MD, 20837 (“CRO”) to coordinate and/or perform certain activities as its clinical research organization including, but not limited to, regulatory activities, monitoring, site initiation and close-out visits, data analysis and audits required for the conduct of the Study.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants and promises contained herein, have entered into this Agreement and do specifically agree as follows:

1. Performance of Study

1.1 Study Protocol. The scope and nature of the clinical trial to be performed will be in strict accordance with the Study, including Protocol Number TQ-BA-2024-1 (NCT06207370) entitled, “Double-blind Placebo-controlled Study to Assess the Safety and Efficacy of Oral Tafenoquine plus Standard of Care versus Placebo plus Standard of Care in Patients Hospitalized for Babesiosis”, and any subsequent amendments thereto, referenced and incorporated herein (the “Protocol”). The Protocol fully details the clinical research activities and responsibilities to be undertaken, pursued, and followed with all due diligence by Investigator. The Protocol will be considered final after it is signed by the Sponsor and approved by the pertinent Institutional Review Board (“IRB”). Thereafter, the Protocol may be amended only by the Sponsor and subsequent approval by the IRB. A copy of the signed Statement of Investigator (FDA Form 1572), the Protocol and any Protocol amendments will be maintained in the Investigator’s Study files. The Study will be conducted by the Institution under the direction of [____] (“Investigator”), an employee/faculty member of Institution.

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1.2 Conduct of Study. Institution agree to conduct the Study in strict compliance with the Protocol, this Agreement and any amendments thereto, any and all applicable federal, state, and local laws, regulations, good clinical practices as adopted by current FDA regulations and statutes and regulations of the U.S., all reasonable written instructions of the Sponsor or its designee (e.g. CRO) and any other applicable professional standards. Institution also agrees specifically to conduct the Study in accordance with the Statement of Investigator, FDA Form 1572, which Investigator has completed, signed, and delivered to Sponsor prior to the commencement of the Study at Institution. The Institution further agrees that in the performance of the Study, it shall:

(a)	Require the Investigator to exercise independent medical judgment as to the compatibility of each Study participant with Protocol requirements;

(b)	Obtain a signed informed consent form (in a form approved by Sponsor) from each Study participant or his/her legally authorized representative and his/her caregiver in accordance with the Protocol, which has been approved by the IRB and Sponsor in accordance with 21 CFR §56, et. seq., or any successor thereto;

(c)	Properly perform and direct or administer the Study in accordance with the Protocol, the applicable laws and regulations, the guideline published by the U.S. Food and Drug Administration (“FDA”) entitled, “Good Clinical Practices, Consolidated Guideline” as amended from time to time, and the other requirements as set forth therein;

(d)	Review all Study participant case report forms (hereinafter “CRFs”) to assure their accuracy and completeness, and assist Sponsor’s representatives and clinical monitors upon request in promptly resolving any discrepancies or errors on CRFs and in performing random audits of original patient records, laboratory reports, or other raw data sources underlying data recorded on the CRFs;

(e)	Submit all data and information, and undertake all activities, so that the timeline as defined in the schedule of assessments set forth in the Protocol and this Agreement are strictly met;

(f)	Notify Sponsor and the IRB immediately upon becoming aware of any failures to comply with the Protocol;

(g)	Maintain records of Study participant identification, clinical observations, laboratory tests, and drug receipt, storage, return and disposition as specified in the Protocol;

(h)	Provide all reasonable cooperation with Sponsor and its designee in all of their efforts to monitor the Study;

(i)	Pursuant to 21 CFR §312.66, assure that the IRB will comply with the requirements of 21 CFR §56, et. Seq.;

(j)	Perform the services in relation to the Study with reasonable care, diligence and skill and ensure that personnel engaged by it in the provision of such Study services are competent and have appropriate professional qualifications, training and experience; and

(k)	Upon request from Sponsor, Investigator will update his/her financial disclosure form in a timely matter one (1) year after Study completion.

1.3 Participating Staff. The Study shall be conducted under the immediate direction of the Investigator. Institution shall ensure that all Study Staff, including Investigator, personally perform their assigned Study tasks, as indicated in the Protocol and in accordance with this Agreement. Investigator shall qualify such personnel and oversee the work of other Study Staff. Investigator may have one or more sub-investigator(s) work on the Study; provided, however, that Investigator is responsible for all work conducted by sub-investigator. Any such sub-investigator shall be subject to all of the terms and conditions of this Agreement, including all obligations of Investigator. No sub-investigator may work on the Study unless he or she is qualified through experience and training to conduct clinical studies and agrees to be involved through completion of the Study. The sub-investigator’s name shall appear in the appropriate space on the FDA Form 1572. Notwithstanding the foregoing, Sponsor may disapprove any proposed sub-investigator within five (5) days of submission of FDA Form 1572. For purposes of this Agreement, “Staff” shall mean all Institution personnel including, but not limited to, faculty, researchers, investigators, sub-investigators, study coordinators and any other person performing services related to the Study on behalf of Institution, or to whom Institution provides access to Study materials or study drug (“Study Drug”).

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1.4 Third Parties Staff. Institution shall ensure that any third-party personnel working, directly or indirectly, on the Study shall be competent, have appropriate professional qualifications, training and experience, and are bound by obligations of confidentiality and non-use with respect to Confidential Information (as defined by this Agreement) that are at least as restrictive as the obligations of confidentiality and non-use imposed by this Agreement. Institution shall ensure that such third-party are qualified and oversee their work.

1.5 Replacement of Investigator. In addition to any other remedy which may be available to Sponsor, in the event Investigator becomes either unwilling or unable to perform the duties required by this Agreement, Institution shall immediately notify Sponsor of such circumstance. In addition, upon request by Sponsor, Institution will cooperate, in good faith and expeditiously, to find a replacement Investigator acceptable to Sponsor. Institution’s and Investigator’s cooperation in finding an acceptable replacement does not negate their obligations under this Agreement or by law or regulation.

1.6 Notification of Adverse Events. Investigator shall immediately notify Sponsor and the Institution’s IRB in writing of any serious adverse drug experience within twenty-four (24) hours of learning of the event. For serious adverse drug experiences, Institution and Investigator shall assist in the investigation of the medical circumstances and shall provide Sponsor with all requested information so that Sponsor can submit any required IND Safety Report to FDA within fifteen (15) days of its initial receipt of the information. For fatal or life-threatening experiences, Institution and Investigator shall provide Sponsor with all requested information so that Sponsor can submit any required Telephone and Facsimile Transmittal Safety Report to FDA within seven (7) days of its initial receipt of the information. Institution shall follow-up with any Study participant who experienced an adverse drug experience and continue to provide Sponsor with updates.

1.7 Protocol Deviation. Prospective Protocol waivers or deviations will not be granted by Sponsor under any circumstance. Deviations from the Protocol which are medically necessary for a Study participant’s safety in cases of emergency are not considered failure to comply with the Protocol. If, during the course of a Study participant’s post-randomization participation in the Study, it is discovered that the Study participant did not meet all eligibility criteria, s/he will be discontinued, unless the discontinuation presents an unacceptable medical risk.  The justification to allow the Study participant to continue in the Study will be made by the Sponsor, with medical input from the Investigator, and will be documented.   If the Study participant is allowed to remain in the Study, this will be reported as a major Protocol deviation and not a waiver. All follow-up safety assessments must be completed and documented as outlined in the Protocol. Other Protocol deviations will be tracked and corrective measures will be put in place to prevent such deviations from being repeated.

1.8 Safety Monitoring Reports. Sponsor agrees to provide Institution with any data and safety monitoring reports related to the Clinical Trial, and Institution agrees they will be submitted to the IRB as required. During the Clinical trial and for at least two (2) years following the completion of the Clinical Trial at all sites, Sponsor shall promptly provide Institution and Principal Investigator with the written report of any findings, including Clinical Trial results and any routine monitoring findings in site monitoring reports, and data safety monitoring committee reports including, but not limited to, data and safety analyses, and any Clinical Trial information that may (i) affect the safety and welfare of current or former Enrolled Participants, or (ii) influence the conduct of the Clinical Trail. Institution and/or Principal Investigator will communicate findings to the IRB and Enrolled Participants, as appropriate.

2. Study Drug, Storage and Return, and Equipment

2.1 Study Drug. Investigator shall use the Study Drug only pursuant to and in accordance with the Protocol and this Agreement, and for no other purpose. Institution shall notify Sponsor and Institution’s IRB regarding any use of the Study Drug without obtaining informed consent as soon as possible, but no later than five (5) business days after becoming aware of such use.

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2.2 Storage. Institution shall keep all Study Drug in a locked, secured area at all times, within the temperatures required in the Protocol for storage of the Study Drug and maintain complete, up-to-date records showing receipt of shipments of the Study Drug, dispensing and accountability of the Study Drug, and returns of the Study Drug as required by the Protocol, applicable federal, state, and local laws, regulations, and guidelines. Furthermore, Institution shall store all Study Drug in either a central pharmacy where a qualified pharmacist supervises dispensing, or in a restricted area and dispensed under the direct supervision of Investigator.

2.3 Equipment. Sponsor may provide, or arrange for a vendor to provide, certain equipment, if applicable, for use by Investigator and Staff during the conduct of the Study (“Equipment”). During the term of this Agreement, Staff, including Investigator, may use the Equipment only for purposes of this Study in accordance with the Protocol. Until the termination of this Agreement, this Equipment remains the property of Sponsor or the respective vendor that has provided the Equipment, as applicable. The Equipment shall be returned upon request by Sponsor, at Sponsor’s expense, to Sponsor or the vendor, promptly upon early termination of this Agreement or at the completion of the Study. Institution agrees to return the Equipment in the manner directed by Sponsor or the vendor in substantially the same condition as when received by Institution and/or Investigator, minus reasonable wear and tear. Institution agrees to be financially responsible to cover any loss or destruction to Equipment while in Institution’s care and control, which exceeds ordinary wear and tear and/or lacks a reasonable causal relationship to proper performance of the Study. Institution further agrees that unless otherwise authorized in writing by Sponsor, Institution will not alter the Equipment in any way nor install any components or software, if applicable. Any software provided to Institution may not be duplicated. Institution shall not have any liability for damages of any sort, including personal injury or property damage, resulting from the use of Equipment except to the extent that such damages were caused by the negligence or willful misconduct of Institution.

2.4 Return of Study Drug and Sponsor Property. Upon completion of the Study or earlier termination of this Agreement, all unused Study Drug, devices, Equipment, and related materials and all copies of Confidential Information, including Sponsor Technology (as defined below), that were furnished to Investigator shall be returned to Sponsor, at Sponsor’s request except for record copies which the Investigator is required to retain by law or regulation. Notwithstanding the foregoing, Institution may retain a copy of the Confidential Material in its secure files to maintain its rights and obligations under this Agreement. Regarding all unused Study Drug, the Investigator shall, upon the written direction and approval of Sponsor, either (i) return all such material back to the Sponsor at Sponsor’s expense; (ii) destroy, at the site where the Study is being conducted, such material in a manner that does not expose humans to risk from the compound or drug and according to applicable laws and regulations; or (iii) dispose of such materials in another method that that does not expose humans to risk from the compound or drug. In cases of (ii) or (iii), a certificate of destruction/disposition shall be sent to Sponsor upon such action.

3. Payments

3.1 In consideration for performance of the Study, Sponsor will pay the Party identified as “Payee” in accordance with the Payment Schedule attached as Appendix I (“Payment Schedule”) and the Budget attached as Appendix II (“Budget”), and each made a part hereof. The Parties acknowledge that the Payee is the appropriate payee under this Agreement and that the Payee is authorized to receive all the payments for the services performed under this Agreement. The Budget may be modified only upon the prior written consent of the Parties. Investigator acknowledges and agrees that the Payment Schedule and Budget includes Sponsor’s entire payment obligation for the performance of the Study pursuant to this Agreement. CRO may process payments to the Payee on behalf of the Sponsor.

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3.2 Institution agrees that its judgment with respect to the advice and care of each Study participant will not be affected by the compensation it receives from this Agreement, that such compensation does not exceed the fair market value of the services they are providing, and that no payments are being provided to it for the purpose of inducing them to purchase or prescribe any drugs, devices or products. If the Sponsor provides any free products or items for use in the Study, Institution agrees that it will not bill any Study participant, insurer or governmental agency, or any other third party, for such free products or items. Institution agrees that it will not bill any Study participant, insurer, or governmental agency for any visits, services or expenses incurred during the Study for which they have received compensation from Sponsor, or which are not part of the ordinary care they would normally provide for the Study participant.

3.3 The Payee information needs to be completed below and on an IRS Form W-9 and returned to Sponsor for the Agreement to be effective. This information will be used for preparation of Federal Form 1099 which will be issued to Payee documenting the payments made to the Payee in each calendar year.

4. Term and Termination

4.1 Term. The term of this Agreement shall begin upon the Effective Date. Unless terminated earlier, this Agreement will terminate when (a) Institution has submitted all CRFs to Sponsor, has resolved all data clarification queries, has submitted the closeout report to the IRB and Sponsor, has returned all Equipment and Study materials to Sponsor, and has met all other close-out obligations; and (b) all payments, reimbursements and refunds have been made.

4.2 Termination by Sponsor. This Agreement may be terminated by Sponsor at any time for any reason upon thirty (30) day written notice to Institution.

4.3 Termination by Institution. This Agreement may be terminated by the Institution upon prior written notice to Sponsor if any of the following conditions occur:

(a)	If the authorization and approval to conduct the Study in the United States is withdrawn by the FDA; or

(b)	If the emergence of any unexpected or unanticipated significant safety issue with the Study Drug and/or Study Device is of such magnitude or incidence in the reasonable opinion of the Investigator, Sponsor or the data safety monitoring board to support termination.

4.4 Effect of Termination. In the event of expiry or termination of this Agreement for any reason, Institution shall, and shall procure, the prompt return to Sponsor of all Sponsor property as detailed in Section 2.4. The Institution and Investigator may retain only the relevant Study information and data to the extent and for the duration required by applicable law or regulation or as otherwise permitted under this Agreement. Institution shall (i) use all reasonable efforts to conclude work on the Study, (ii) stop enrollment of Study participants, (iii) not incur additional expenses, or enter into any further commitments with regard to the Study after receiving or providing a notice of termination, and (iv) reasonably cooperate with the Sponsor and its designee to allow for a close-out site visit. In the event of termination, the sum payable under this Agreement shall be limited to prorated fees based on actual work performed pursuant to the Protocol as determined in accordance with the Budget. Such payment shall be paid upon satisfaction of all outstanding obligations of Institution, including, but not limited to, return of all Equipment and Study materials to Sponsor. Institution will be entitled to payment for non-cancelable and non-refundable Study participant-related expenses only if properly substantiated, reasonably incurred in accordance with the Study through the date of termination and within the Budget. Any funds not due to Institution but already paid to Institution shall be returned to CRO and Sponsor by the earlier of ninety (90) days from the Institution close-out visit or from the notice of termination.

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5. Confidentiality

5.1 All information, including, but not limited to, documents, descriptions, data, CRFs, photographs, videos and instructions, Study Drug Sponsor Technology (as defined in Article 7 below) and Confidential Information (as defined below), provided to or made available to Institution or Investigator by Sponsor or its agents (whether verbal, written or electronic) shall be the property of Sponsor.

5.2. “Confidential Information” means all confidential information, material or data related to the Study, including Sponsor Technology, whether provided by or on behalf of Sponsor to the Institution after the Effective Date which: (a) by appropriate marking, is identified as confidential and proprietary at the time of disclosure; or (b) if disclosed orally, is identified at the time of disclosure as confidential and is subsequently reduced to a marked writing within thirty (30) days of such disclosure. Sponsor will make reasonable efforts to mark Confidential Information as stated in (a) and (b) above. The absence of such marking will not preclude information from being treated as confidential if information disclosed (written or verbal) is such that a reasonable person knowledgeable in the field of clinical trial research would consider it to be confidential or proprietary from the context or circumstances of such disclosure., Confidential Information may include without limitation, any information and data concerning the Study Drug, Study results, reports, Study strategies, the existence or terms of the Protocol or this Agreement, exclusive of patient medical records.

5.3 Institution shall maintain in strict confidence all of the Confidential Information, including the Sponsor Technology, and not disclose or disseminate to any third party or use for any purpose other than the performance of the Study or as permitted under this Agreement any of the same. Such Confidential Information, including the Sponsor Technology, shall remain the confidential and proprietary property of Sponsor, and shall be disclosed only on a need-to-know basis and only to the Investigator and his/her Staff who have a need to know such Confidential Information for the purposes of performing the Study according to this Agreement and the Protocol, or as otherwise permitted under this Agreement, who are bound by confidentiality terms at least as strict as those herein (individually, a “Required Disclosee”). Institution will inform and advise each Required Disclosee of the obligations under this Agreement with respect to the Confidential Information and each Required Disclosee shall be bound by such obligations in a like fashion.

5.4 Institution each shall use the same degree of care to protect the Confidential Information as it uses to protect its own confidential information, but in no event less than a reasonable amount of care. Institution shall be responsible for any breach of this Agreement by its Staff to the extent permitted by applicable law. Institutionagrees to immediately notify Sponsor in the event of any loss or unauthorized disclosure of any Confidential Information.

5.5 The foregoing obligation of non-disclosure shall not apply to Confidential Information, including the Sponsor Technology, that:

(a)	was generally known to the public prior to the Effective Date of this Agreement;

(b)	becomes generally known to the public through no unlawful or unauthorized act or omission of Institution or any of its Staff, including Investigator, or in violation of this Agreement;

(c)	was independently developed by Institution, without reliance upon or reference to Confidential Information as evidenced by its written records;

(d)	was already known by Institution, as evidenced by its written records; or

(e)	was disclosed to Institution or Investigator without restriction by a third party who had the apparent right to make such disclosure.

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5.6 If Institution is requested to produce any of the Confidential Information pursuant to a legal or governmental proceeding, Institution shall give Sponsor adequate prior notice of such requirement, to the extent that Institution is provided wth sufficient notice to comply with this provision, and shall use its reasonable efforts to assist Sponsor in objecting to such request. If Institution is compelled to disclose any of the Confidential Information pursuant to such legal or governmental proceeding, Institution shall use its reasonable efforts to assist Sponsor in obtaining confidential treatment for such disclosed Confidential Information. Any Confidential Information so disclosed shall still be subject to the terms of this Agreement.

5.7 Injunctive Relief. Institution acknowledges and agrees that any violation of the terms of this Agreement relating to the disclosure or use of Confidential Information, including the Sponsor Technology, may result in irreparable injury and damage to Sponsor not adequately compensable in money damages, and for which Sponsor may have no adequate remedy at law. Institution acknowledges and agrees, therefore, that if those disclosure terms are violated, Sponsor may need to seek injunctions, orders, or decrees in order to protect the Confidential Information and the Sponsor Technology.

5.8 Privacy Laws. Institution agrees to take all reasonable steps to protect the confidentiality of any patient health and medical information (“PHI”) that it has access to and comply with all applicable privacy laws, including, but not limited to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations. Sponsor shall collect, use, store, access, and disclose PHI collected from Study subjects only as permitted by the IRB approved informed consent form or HIPAA authorization form obtained from a Study subject.

5.9 Existence of Agreement. Institution may acknowledge the Sponsor’s support, including but not limited to financial support as may be required by academic journals, professional societies, funding agencies, and applicable regulations. Notwithstanding anything to the contrary in this Agreement, Institution may publicly post information about the Study to appear on Institution’s clinical trials directory/website. Additionally, notwithstanding anything herein to the contrary, Institution shall have the right to post Sponsor’s name, the Study title, and the Study period, and funding amount, on Institution publicly accessible lists of research conducted by the Institution.

6. Publications

6.1 Institution or Investigator may publish the results of Study, relative to his/her own Study participant(s), subject to the terms of this Section 6. At least ninety (90) days prior to submitting a manuscript to a publisher or other outside persons (i.e., reviewer(s)) or prior to any public presentation, a copy of the manuscript or presentation will be provided to Sponsor by the Institution or Investigator for review and comment. Sponsor shall have forty-five (45) days to review and comment on the provided materials. If during the review period, Sponsor notifies Institution that it desires patent applications to be filed on any Inventions (as defined in Article 7 below) disclosed or contained in the manuscript or presentation, Institution will defer publication or other disclosure for a period, not to exceed an additional forty-five (45) days, sufficient to permit Sponsor or its designee to file or have filed any desired patent applications. Institution agrees, following a request from Sponsor, to delete any Confidential Information from any publication or presentation to the extent such deletion does not preclude the complete and accurate presentation and interpretation of the Study results. The Institution and Investigator each acknowledges that if the Study is part of a multi-center study, then any publication by the Institution or the Investigator of the results of the Study conducted at the Institution shall not be made before the first multi-center publication; provided, however, that if no multi-center publication is made within eighteen (18) months from completion of the Study for all sites in the Study, or if the Sponsor informs Institution or Investigator that no such multi-center publication will be forthcoming, then the Institution or Investigator may publish individually in accordance with the requirements of this Article.

6.2 Sponsor may use, refer to, and disseminate reprints of scientific, medical, and other published articles relating to the Study, which disclose the name of Investigator and Institution, consistent with U.S. copyright laws.

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7. Intellectual Property

7.1 Sponsor Technology. For purposes of this Agreement, the term “Sponsor Technology” shall mean all data, materials, information, know-how, methods or techniques, whether or not patented or patentable, copyrighted or copyrightable, pertaining to the research, development, manufacture, or use of compounds obtained or developed by, or on behalf of, Sponsor arising outside of the research conducted under this Agreement. In the performance of this Agreement, Sponsor may disclose Sponsor Technology to Investigator. Sponsor Technology shall remain the confidential and proprietary property of Sponsor. Institution agrees that Sponsor is the sole and exclusive owner of the Sponsor Technology, whether or not patented or subject to copyright or patent protection; and that the Sponsor Technology may be commercially valuable.

7.2 Patent Rights. It is expressly agreed that neither Sponsor, on the one hand, or Investigator and/or Institution, on the other hand, transfers to the other, by operation of this Agreement, any patent right, copyright or other proprietary right which any such Party owns as of the Effective Date, except as specifically set forth herein.

7.3 Inventions. The ownership of any information, inventions, improvements, new uses, or discoveries (whether patentable, copyrightable, or not), innovations, suggestions, ideas, communications and reports (collectively “Inventions”), conceived, reduced to practice, made or developed by the Institution or Investigator and/or all individuals or entities either employed by, appointed by, or subcontracted by Institution, that incorporate or require the Study Drug or its use or that reflect any reduction to practice of any aspect of the Protocol, belong to the Sponsor, and Institution agrees to, and shall require Investigator and/or all individuals or entities either employed by, appointed by, or contracted by Institution to assign all of their interests therein without compensation from Sponsor or its nominee whenever requested to do so by Sponsor. Institution agrees to, and shall require Investigator and/or all individuals or entities either employed by, appointed by, or contracted by Institution to execute any and all applications, assignments, or other instruments and live testimony which Sponsor shall deem reasonably necessary to apply for and obtain Letter Patent of the United States or of any foreign country or to otherwise protect the Sponsor’s interest therein, and Sponsor shall reimburse Institution for its employees, faculty, or subcontractors time devoted to said activities.

7.4 Further, Institution will disclose to Sponsor any and all Inventions conceived, reduced to practice, made or developed by the Investigator or Institution, as a result of conducting the Study. However, if the Institution obtains ownership of any invention arising from research conducted under the Study that is not an Invention, Sponsor shall be granted the first opportunity to acquire an exclusive license for use of the invention (an “Option”) based on good faith negotiations between the Institution and Sponsor, for a period not to exceed ninety (90) days after Sponsor’s exercise of such Option. Such Option must be exercised within ninety (90) days after Sponsor’s receipt of an Invention disclosure from Institution.

8. Warranty

8.1 Study Drug. Sponsor makes no representations or warranties, expressed or implied, related to the Study Drug and/or Study Device, including without limitation, any warranty or merchantability for fitness for a particular purpose, or non-infringement.

8.2 Appropriate Training and Licenses. Institution certifies that Institution, Investigator and the Staff have, and will maintain throughout the conduct of the Study, all training, information, business, professional and other licenses, approvals, or certifications that are necessary for safely, adequately and lawfully performing the Study. Institution further certifies that Investigator and Staff are Institution’s employees and/or faculty and are subject to Institution’s direct control and supervision.

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8.3 No Conflicts. Institution certifies that neither it, or the Investigator, has no material obligation to any third party that would prevent it from performing its duties and obligations under this Agreement. Institution will not enter into any material obligations to any third party that would prevent it from performing its duties and obligations under this Agreement. If Institution is affiliated with a third party, Institution represents that (i) Institution has complied with any and all applicable policies and procedures of such third party pertaining to proposed agreements for services, (ii) to the extent necessary or required, received approval from such third party to enter into this Agreement and be bound by the terms herein, (iii) receipt, generation and use of Confidential Information hereunder will not conflict with any agreement Institution or Investigator has with any third party to which Institution or Investigator is employed or affiliated, and (iv) no third party shall have any interest or rights in Confidential Information or any Inventions. Institution further certifies that it is not (y) currently involved in, nor is aware of, any pending litigation proceedings relating to, respectively, the Institution’s or the Investigator’s role in the conduct of a human clinical trial. Institution further certifies that it has a written and enforced policy and administrative process for identifying and managing financial conflicts of interest. As part of Institution’s standard process, investigators are required to disclose, through a written disclosure form, significant financial interests that relate to their research and other Institution responsibilities. In accordance with Institution’s policy, its Conflict of Interest Committee (or its designees) determine whether significant financial interests present a conflict of interest and by what means such conflicts should be managed or avoided.

8.4 Criminal and Civil Liability. INSTITUTION AND INVESTIGATOR UNDERSTAND AND ACKNOWLEDGE THAT FABRICATION, FALSIFICATION OR ALTERATION BY INSTITUTION, INVESTIGATOR OR ANY STAFF, OF ANY PATIENT DATA OR OTHER INFORMATION PROVIDED BY INSTITUTION OR INVESTIGATOR PURSUANT TO THIS AGREEMENT CAN RESULT IN CRIMINAL ACTIONS AND SANCTIONS AGAINST INSTITUTION AND INVESTIGATOR AND IN EACH SUCH PARTY HAVING CIVIL LIABILITY TO SPONSOR.

8.5 Form 1572. Institution certifies and represents that (i) the statements on the FDA Form 1572 are true and accurate in all respects, (ii) the Investigator is trained and qualified to conduct clinical trials within the jurisdiction in which the Investigator shall perform the Study, and (iii) Staff shall be appropriately trained in International Conference on Harmonisation-Good Clinical Practice (“ICH GCP”) as adopted by the FDA, the Protocol and the Study procedures.

8.6 Health Care Provider Payment Tracking. Institution understands and agrees that for purposes of complying with reporting obligations under the Patient Protection and Affordable Care Act of 2010 (together with any regulations and official guidelines promulgated thereunder) and any applicable state reporting requirements, Sponsor may collect, aggregate and report any and all payments made pursuant to this Agreement.

8.7 Business and Financial Disclosure. Institution represent and certifies that neither it nor any of its Staff, including Investigator, are officials, agents, representatives or employees of any foreign government or political party or any international public organization where they may be in positions of official government authority able to use that position to help Sponsor obtain or maintain business or obtain a business advantage. Investigator and Institution further represent and certify that they have not and agree that they shall not make any payment or any offer or promise for payment, either directly or indirectly, of money or other assets, to government or political party officials, officials of international organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing, for the purpose of influencing decisions or actions or where such payment would constitute violation of any law, including but not limited to applicable anti-bribery/anti-corruption laws.

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8.8 Debarment and Disqualification. Institution represents and warrants that it, and its Staff, is not currently:

(i)	an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application (a “Debarred Individual”), or an employer, employee, or partner of a Debarred Individual; or

(ii)	a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from submitting or assisting in the submission of any abbreviated drug application (a “Debarred Entity”), or an employee, partner, shareholder, member, subsidiary, or affiliate of a Debarred Entity.

(iii)	an individual or corporation, partnership, or association that has been barred from participation in a “Federal Health Care Program” (as defined in 42 U.S.C. § 1320a(7b(f)), as amended from time to time or in any other governmental payment program.

Institution further represents and certifies that it, and it Staff, including Investigator, have not engaged in any conduct or activity which could lead to any of the above-mentioned disqualifications or debarment actions and that it has no notice that FDA or another regulatory authority intends to seek disqualification or debarment. Institution shall notify Sponsor within ten (10) days of any actual or threatened disqualification, debarment or other ban of the Institution, Investigator or Staff that comes to its attention during the course of the Study.

8.9 Compliance with Laws. Institution represents and certifies that it, and each of its Staff, including Investigator, will comply with all applicable laws, rules and regulations and guidelines relating to the conduct of clinical investigations, including, without limitation 21 CFR Parts 50, 54, 56 and 312, the IHC GCP and other good clinical and medical practice requirements, including ISO 14155:2020 for medical device studies, if applicable.

9. Study Results, Records and Audits

9.1 Use of Study Results. All data and information generated by Institution as a result of conducting the Study in accordance with the Protocol (“Study Results”) shall be the property of Sponsor. Study Results does not include original Study subject or patient medical records, research notebooks, source documents, or other routine internal documents kept in the Institution’s ordinary course of business operations, which shall remain the sole and exclusive property of the Institution or medical provider. Sponsor shall own and have the right to use the Study Results in accordance with the signed informed consent and authorization form, applicable laws, and the terms of this Agreement. Notwithstanding any licenses or other rights granted to Sponsor herein, but in accordance with the confidentiality and publication sections herein, Institution shall retain the right to use the Study Results and results for its publication, IRB, regulatory, legal, clinical, educational, and internal research purposes.

9.2 Records. Institution shall maintain all records required to be maintained by all applicable laws and regulations, including, but not limited to, CRFs, safety reports, annual reports and any other documentation or materials related to the Study and Institution’s Study file, which should include all Study-related correspondence. Investigator shall sign statements in each Study participant’s CRF (i) attesting to Investigator’s review of the data; and (ii) that the data constitutes an accurate accounting of the treatment, care, and events surrounding the Study participant’s involvement in the Study. All Study records shall be complete and up to date. Institution will retain all records for the Study produced pursuant to this Agreement for the longer of: (a) five (5) years after the FDA approves a New Drug Application for the Study Drug and indication that is the subject of the Study, or (b) the record retention period mandated by all applicable laws or regulations. Institution will contact Sponsor in writing at least sixty (60) days before the planned destruction of any Study records. At Sponsor’s request, Institution will deliver such records to Sponsor at Sponsor’s cost. Institution shall promptly notify Sponsor of any accidental loss or destruction of Study records. Notwithstanding anything herein, Institution and Investigator shall not destroy any Study material, information, data or records without providing appropriate notice and opportunity for the Sponsor to respond.

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9.3 Study Documents. Institution will prepare, maintain and retain complete, current, accurate, attributable, organized and legible source documents, CRFs, regulatory documents and other Study documents as required by the Protocol and ICH GCP.

9.4 Inspection by Sponsor. During the term of this Agreement , Institution will permit Sponsor and Sponsor’s representatives to examine or audit the work performed hereunder, the use of Sponsor’s funds, the facilities systems and equipment at or with which the work is conducted and records related to such work, at mutually agreeable times during regular business hours to determine that the project assignment is being conducted in accordance with the agreed requirements and that the facilities are adequate. If records pertaining to the Study are kept electronically, Institution shall provide Sponsor’s representatives access to such systems for monitoring and auditing purposes. Institution shall make Investigator and other appropriate Staff available to Sponsor’s representatives, as reasonably necessary, to discuss such records and reports and to resolve any questions relating to such records and reports. At the request of Sponsor or its designee, Institution and Investigator shall correct any errors or omissions in such records and reports.

9.5 Inspection by Regulatory Authority. Institution shall notify Sponsor immediately by telephone or facsimile if the FDA or other duly authorized authority requests permission to or does inspect Institution’s facilities or research records during the term of this Agreement and will, to the extent allowed by law, provide in writing to Sponsor copies of all materials, correspondence, statements, forms, and records which Investigator or Institution receives, obtains or generates pursuant to any such inspection. Institution, to the extent allowed by law, shall allow Sponsor to be present and provide assistance with any such inspection.

10. Indemnification

10.1 Sponsor will defend, indemnify and hold harmless the Investigator, Institution and its Staff, trustees, officers, directors, employees, agents, successors, heirs and assigns (collectively, the “Institution Indemnitees”) from and against all claims, demands, actions, suits and proceedings (“Claims”) that may be brought or instituted against any Institution Indemnitee by a third party, and all judgments, damages, losses, liabilities, costs and expenses incurred by any of the Institution Indemnitees resulting therefrom, by reason of (i) personal injury (including death) to any person or damage to property which directly result from the performance of the Study in accordance with the Protocol, (ii) Sponsor’s use of Study data and results, including PHI, and Inventions, except to the extent that such Claims arise out of or result from (i) the negligence, recklessness, criminal act or willful misconduct of any Institution Indemnitee, (ii) any failure by an Institution Indemnitee to use the Study Drug and/or Study Device and conduct the Study in accordance with this Agreement, the Protocol, other written information, instructions or warnings furnished by Sponsor, and all applicable laws, rules or regulations, or (iii) any other material breach of the Agreement by any Institution Indemnitee.

10.2 Subject to the applicable state-mandated limits, and without waiving any immunities provided under applicable law (including constitutional provisions, statutes and case law) regarding the status, powers and authority of the Institution or the Institution’s principal(s), Institution shall indemnify, hold harmless and defend Sponsor and CRO, their directors, officers, employees, agents, successors, heirs, and assigns (“Sponsor’s Indemnitees” and “CRO’s Indemnitees”) from and against any Claims alleged to be caused by or arising from INSTITUTION’s negligence or willful misconduct, except to the extent that such Claims arise out of or result from Sponsor’s or CRO’s negligence or willful misconduct.

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10.3 Indemnification Process. For this indemnification to apply, an indemnitee must immediately notify the indemnifying Party in writing upon receipt of notice of any Claim, but in no event later than ten (10) days after such receipt, and must permit indemnifying Party’s attorneys and personnel, at indemnifying Party’s discretion and cost, to handle and control the defense of such Claim, provided, however, that failure to provide such notice shall not relieve indemnifying Party of its indemnification obligations except to the extent that the indemnifying Party’s ability to defend such Claim is materially, adversely affected by such failure. Indemnifying Party shall not make any settlement admitting fault or incur any liability on the part of the indemnified Party without indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall cooperate with indemnifying Party in all reasonable respects regarding the defense of any such Claim, at indemnifying Party’s expense. The indemnified Party shall be entitled to retain counsel of its choice at its own expense. In the event a Claim falls under this indemnification clause, in no event shall the indemnified Party compromise, settle or otherwise admit any liability with respect to any Claim without the prior written consent of the indemnifying Party, and such consent not to be unreasonably withheld or delayed.

EXCEPT FOR (I) THE PARTIES’ OBLIGATIONS TO INDEMNIFY EACH OTHER PURSUANT TO THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

10.4 Subject Injury. The Sponsor shall reimburse or otherwise pay for reasonable and necessary medical expenses incurred by Study participants for any medical care, including hospitalization, in the diagnosis and treatment of adverse reactions arising directly from the Study Drug following administration in connection with the Protocol or any procedure required by the Protocol that the Study participant would not have undergone but for their participation in the Study, to the extent such expenses (i)  are not the result of the negligence or intentional misconduct of any Staff or Investigator or Institution, (ii) are not the result of Institution’s deviation from the Protocol, or other written instructions consistent with the Protocol provided to Institution, and (iii) are not the result of the Study participant’s negligence or failure to follow the Investigator or Staff’s instructions. The Parties agree that natural progression of an underlying pre-existing condition does not constitute such an adverse reaction, unless such underlying pre-existing condition was exacerbated by the Study participants participation in the Study. In addition, adverse reactions resulting solely from Institution’s negligence or intentional wrongful act are excluded from the Sponsor’s obligation. Alleged lack of efficacy of the Study drug and/or Study Device and/or any consequences resulting therefrom shall not constitute an adverse reaction. Sponsor will not provide compensation or reimbursement for any other injury-related costs or expenses, such as lost wages, pain and suffering compensation, or any other consequential or indirect damages.

11. Insurance

11.1 Institution certifies and represents that it possesses and shall carry at its own expense from a reputable insurance company, comprehensive general liability insurance with limits of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate for each Investigator performing services under this Agreement, and ensure that professional malpractice insurance (or similar errors and omissions insurance) with limits of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate is maintained. Institution’s insurance covers the Study, and specifically covers the actions of the Investigator, any sub-investigators and other Study personnel, and is not materially encumbered by existing claims. In addition, Institution shall secure and maintain in full force and effect workers’ compensation insurance in the amount required by the laws of the state in which Institution is located. Institution shall maintain all such coverage for the duration of this Agreement and for five (5) years thereafter. Upon request, Institution shall furnish to Sponsor evidence indicating that such insurance is in force, which shall indicate any deductible and/or self-insured retention.

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11.2 Sponsor has procured, and will maintain for the duration of the Study, a policy or program of insurance at levels commercially reasonable for this Study.

12. Miscellaneous

12.1 Publicity. No Party to this Agreement shall use the name, trade name, service names, trademarks or service marks of any other Party in connection with any press release, advertising or promotion of any product or service without the prior written permission of such Party except as required by law or regulation.

12.2 Independent Contractors. Each Party to this Agreement shall act as an independent contractor and shall not be construed for any purpose as the partner, agent, employee, servant, or representative of the other Parties. Accordingly, the employee(s) of one Party shall not be considered to be employee(s) of any other Parties, and no Party shall enter into any contract or agreement with a third party which purports to obligate or bind the Party to this Agreement. Sponsor shall not be responsible for any employee benefits, pensions, workers’ compensation, withholding, or employment-related taxes as to the Institution or the Investigator or any of their employees or agents.

12.3 Complete Agreement, Amendment. The Parties agree that this Agreement, including the Appendices hereto, constitutes the sole, full, and complete Agreement by and between the Parties and supersedes all other written and oral agreements and representations between the Parties with respect to the subject matter herein. In the event of a conflict between the Protocol and this Agreement, the terms of the Agreement will govern; provided, however, that in the case of any such conflict relating to clinical matters, the terms of the Protocol shall prevail. No amendments, changes, additions, deletions, or modifications to or of this Agreement shall be valid unless reduced to writing and signed by authorized representatives of the Parties.

12.4 Notices. Any notices or communications concerning this Agreement should be in writing and shall be deemed to have been given when (i) mailed by bonded courier:

To Sponsor:	60 Degrees Pharmaceuticals, Inc
1025 Connecticut Ave NW, Suite 1000
Washington DC, 20036
Attn: [____]
Email: [____]
Phone: [____]

To CRO:	[____]
Chief Operating Officer
Fast-Track Drugs & Biologics, LLC
20010 Fisher Avenue, Suite G
Poolesville, MD, 20837
Phone: [____]
Fax: [____]
Email: [____]

To Institution:	Yale University
Attn: [____]
Office of Sponsored Projects
25 Science Park – 3rd Floor
150 Munson Street
New Haven, CT -6511
Attn: [____]
Email: [____]

With a copy to Investigator:	[____]

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12.5 Binding Effect and Survival. This Agreement shall be binding upon the Parties, their legal representatives, successors, and assigns. The obligations of the Parties contained in Articles 2, 3, 4, 5, 6, 7, 10, 11 and 12 shall survive the termination or expiration of this Agreement.

12.6 Waiver. Failure to insist upon compliance with any of the terms and conditions of this Agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, and the same shall remain at all times in full force and effect.

12.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms and provisions shall not be affected or impaired thereby and the Parties will attempt to agree upon a valid, legal and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

12.8 Assignment. It is expressly understood by the Parties hereto that Institution may not assign, delegate, subcontract or transfer any of its rights or obligations under this Agreement to any Party without the express prior written consent of Sponsor.

12.9 Force Majeure. No Party shall be responsible to the others for any delay in the performance of, or failure to perform, this Agreement where such delay or failure is caused by circumstances beyond the reasonable control of the affected Party including, without limitation, strikes, lockouts or any other labor disruptions, war, civil commotion, natural disaster, pandemics or epidemics, or acts of God. In the event of any such delay or failure in performance, the affected party shall be granted an extension of time for performance that is equitable in light of the cause of the delay.

12.10 Effective Upon Execution; Authority. This Agreement shall not be considered accepted, approved, or otherwise effective until signed below by the appropriate Parties. Each of the Parties hereto represents and certifies that the person signing below on such Party’s behalf has the authority to enter into this Agreement.

12.11 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of the Parties. This Agreement may be executed by wet ink or authenticated electronic signature and exchanged by facsimile or electronically via PDF copies, and in two or more counterparts, each of which will be deemed an original document, and all of which, together with this writing, will be deemed one instrument.

12.12 Heading. Headings used in this Agreement are for reference purposes only and shall not be used to be duly executed this Agreement as of the Effective Date above.

(Signature Page Follows)

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IN TESTIMONY WHEREOF, Sponsor, Institution and Investigator have caused this Agreement to be executed as of the Effective Date.

For Sponsor:	For Institution

60 DEGREES PHARMACEUTICALS INC	YALE UNIVERSITY

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

INVESTIGATOR

By:
Name:
Date:

LIST OF APPENDICES

Appendix I: Payment Schedule

Appendix II: Budget

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APPENDIX I – PAYMENT SCHEDULE

Payments: Payment should be made to the following:

Payee:
[____] Payee Bank Account Details: [____]

The Parties further agree that CRO and Sponsor assume no liability for incorrect payee details provided by Institution.

Invoices: Please send original, correct and itemized invoices monthly to the following:

60 Degrees Pharmaceuticals, Inc

Attention: [____]

Email: [____]

Electronic invoice submissions shall include: Protocol number, site number, and last name of Investigator in the subject line of the e-mail. Failure to adhere to these terms may delay the processing and payment of the electronically submitted invoice.

Invoices from Payee shall include:

●	Payee name (as shown in this Appendix I)

●	Protocol number

●	Invoice date

●	Date & itemized description of services provided

●	Applicable supporting documents/third party invoices

●	Total amount payable

Invoices shall be paid within forty-five (45) days of receipt by CRO.

Enrollment: Institution acknowledges that this is a Study designed to evaluate a set number of Study participants as identified in the Study Protocol. Institution will be expected to apply best efforts for enrollment as provided for under the Agreement. When enrollment of the target number of Study participants for the entire Study is complete, Institution will be notified and instructed not to continue enrolling Study participants, unless otherwise agreed to in writing.

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The Study shall be payable as follows:

Cost per Subject: The amount to be paid to the Institution per completed Study participant is $ [____] and outlined on the Budget. Payments will be made on a monthly basis in US dollars and will be prorated based on completed visits entered in the Study participant electronic case report forms (“eCRFs”) in the prior month.

Screen Failures: [____]. Sponsor written approval is required for any additional payment of Screen Failures. For purposes of this Agreement, a Screen Failure shall mean any Study participant, who initially appears to meet the criteria for pre-screening, signs the informed consent form, completes the screening visit but who does not randomize into the Study. Payment for Screen Failures will be payable based on data entered into the Study participant eCRF system, and upon the receipt and verification of such data by CRO.

Administrative Start-Up Fee: [____] will be payable to the Institution upon execution of this Agreement, receipt of IRB approval, completion of all regulatory documents and Site Initiation Visit (“SIV”), and upon the receipt, verification and processing of an undisputed invoice by CRO.

IRB Fees: Central IRB is defined as the IRB selected by the Sponsor, and to whom Sponsor is making submissions on behalf of sites using this Central IRB. Central IRB fees will be reimbursed directly to the IRB by Sponsor or its representative. In such cases, Institution’s Human resources Protection Program (“HRPP”) retains responsibility for administrative review of a Central IRB submission, and Sponsor therefore agrees, in accord with the terms above, to remit payment to Institution at prevailing rates for its administrative review by Institution’s HRPP of the external IRB submission. If the Parties decide to submit the Study to Institution’s local IRB, then local IRB Fees will be submitted by the Institution and reimbursable directly to the Institution upon the receipt of correct and itemized invoices by CRO.

Subject/Caregiver Stipends: Study participant and/or Caregiver stipends will be paid to Institution at the rate stated in the Budget based on completed visits. In the event that any Study participant stipend is paid by CRO to Institution but not actually paid to the Study participant by the Institution, Institution will promptly refund that amount to CRO.

Unscheduled Visits: An “Unscheduled Visit” means a Study participant visit which is not expressly set forth in the Protocol but is conducted for the well-being of the Study participant. Institution shall be reimbursed for actual unscheduled procedures performed in accordance with the Budget. Unscheduled Visits will be reimbursed and prorated at the rate set forth in Budget. In the event a medically necessary procedure is not included in the Budget, Institution must receive prior written approval for the compensation amount before such procedure is performed, except in cases of emergency or cases that are medically time sensitive. Payment will be made following the receipt, verification and processing of an itemized undisputed invoice by CRO.

Final Payment: The final payment will be payable upon completion of the close-out visit and the following: (i) return of all final Study documentation, samples, materials and equipment (ii) the accountability of all used and unused Study Drug, (iii) submission of all completed and correct eCRFs/queries to Sponsor and/or CRO, and (iv) submission to Sponsor and/or CRO of responses to any clarification requests made by CRO or Sponsor regarding Study data or records. All invoices for Study payments, as outlined in this payment schedule, must be submitted to Sponsor within ninety (90) days of the Institution’s Study close-out visit. Invoices received after this time will not be reimbursed.

No other additional funding requests will be considered without the prior written consent of Sponsor.

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